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                                                                    EXHIBIT 99.1


AT AUTOBYTEL.COM:
Geri Weinfeld, Director, Investor Relations
Geriw@autobytel.com
949/225-4553

Melanie Webber, Director, Corporate Communications
Melaniew@autobytel.com
949/862-3023


AUTOBYTEL.COM ANNOUNCES ANTICIPATED RESULTS FOR THE SECOND QUARTER AND OUTLOOK TO ACHIEVE PROFITABILITY


Irvine, CA - July 16, 2001 -- Autobytel.com (Nasdaq:ABTL) today announced anticipated second quarter 2001 results and updated guidance for profitability.

ANTICIPATED SECOND QUARTER RESULTS

Autobytel.com announced that weaker than expected market conditions impacted its financial performance during the second quarter. For the second quarter, the company expects to report revenues of approximately $15.5 million to $16 million, an EBITDA per common share of approximately $(0.25) to $(0.29), excluding the charges discussed below, and a net loss per common share of approximately $(0.13) to $(0.17), excluding the charges discussed below. The company expects to report a second quarter net loss per share of approximately $(1.75) to $(1.85), including the charges.

As of June 30, 2001, the company expects to report a cash balance of approximately $67 million, of which approximately $37 million is at Autobytel.com and approximately $30 million represents funds of Autobytel Europe
(ABTE) and is reserved for the operations of ABTE. Cash on hand at ABTE may be reduced substantially as a result of ongoing discussions with other investors in ABTE. Cash used by Autobytel.com (excluding cash used by ABTE) in the second quarter is estimated to have been approximately $3.6 million.

The company attributed the lower than expected results to the economic environment which has unfavorably impacted dealer expenditures on online marketing. In addition, softness in the advertising market lead to an inability to sell off previously committed to television time and a longer than expected renegotiating process of the economic terms of some of its affiliate relationships.

CHARGES

The company expects to take charges totaling approximately $34 million in the second quarter. The estimated charges are comprised of $22 million related to the write-down of goodwill booked in connection with its acquisition of CarSmart, $6 million related to

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costs associated with obsolete international software and the write-off of investments in certain ventures, $5 million related to the previously announced restructuring of ABTE, and $1 million related to contract terminations and other costs.

In light of the current business outlook, the company is taking a charge in the second quarter to reflect the write down of substantially all of the goodwill related to the acquisition of CarSmart. The result of this action adjusts the asset value on the company's books for the acquisition to reflect current market valuations.

The write-off of obsolete software relates to newly developed software that is expected to replace and upgrade existing international software. The company also decided to write-off investments in certain European joint ventures largely due to difficulty in obtaining third party capital.

The charges expected to be taken by Autobytel.com in connection with the previously announced restructuring of ABTE relate primarily to significant staff reductions at ABTE.

Also, as previously announced, the restructuring may lead to changes in ABTE's capital structure because of the reduction of its business activities. Autobytel.com is currently discussing the future capital structure of ABTE with other investors in ABTE. Changes to the capital structure could reduce substantially the cash on hand at ABTE and could require the company to take additional non-cash charges that may be material. Autobytel.com does not anticipate contributing additional cash to ABTE above the $5 million it initially contributed.


OUTLOOK

Mark Lorimer, CEO and President of Autobytel.com commented, "Given the current market conditions, we believe we will reach EBITDA break-even in the fourth quarter of 2001 on a combined basis with Autoweb." The Autoweb transaction is expected to close in the third quarter.

"With the anticipated close of the Autoweb deal this quarter, we believe that we are solidly positioned to continue to move our knowledge base and expertise even further into creating advantage for our automotive partners. By building on what we do best --driving online car buyers to dealers and leveraging our expertise in automotive e-commerce to help major industry players negotiate this territory--Autobytel can continue to strengthen its position as a major driver of the future of online automotive commerce," concluded Lorimer.

The company intends to provide updated guidance for the third quarter shortly after the expected closing of the Autoweb transaction this quarter.

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ABOUT AUTOBYTEL.COM INC.
autobytel.com inc. (Nasdaq:ABTL), the global leader in online automotive commerce, brings car buyers, owners, and sellers together in a trusted environment, empowered by the Internet. Through its extensive automotive content and multiple purchasing, financing, insurance and service options, Autobytel.com offers consumers choice and peace of mind throughout the automotive lifecycle, while providing its network of accredited dealers and automotive services partners the most efficient way to reach online car buyers and owners. Autobytel.com has networks of dealers nationwide and is the seventh largest generator of automotive sales in the United States, just behind GM, Ford, DaimlerChrysler, Toyota, Honda and Nissan. Headquartered in Irvine, California, Autobytel.com is recognized as the company that transformed the $1 trillion new car industry when it invented online car buying.


The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws. These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, such forward-looking statements. Autobytel.com undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions, increased or unexpected competition, that actual costs and expenses of the actions discussed above in this press release exceed the charges expected to be taken by the company, the company's failure to realize anticipated synergies related to the proposed merger with Autoweb and difficulties associated with successfully integrating the parties' businesses and technologies if the merger is completed, changes in laws and regulations and other matters disclosed in Autobytel.com's filings with the Securities and Exchange Commission. Investors are strongly encouraged to review our annual report on Form 10-K for the year ended December 31, 2000, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect operating results and the market price of our stock.